Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-173182, 333-66444, 333-45070 and 333-44590) of Pearson plc of our report dated March 22, 2013 relating to the financial statements and effectiveness of internal control over financial reporting of Pearson plc, which appears in this Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers LLP

London, England

March 22, 2013